EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
THIRD QUARTER EARNINGS
COMPANY NOTES FIRST RISE IN DECEMBER SAME-STORE SALES IN THREE YEARS
DURANGO, Colorado (January 7, 2010) — Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the third quarter and first nine months of FY2010.
For the three months ended November 30, 2009, total revenues declined 7.6 percent to approximately $6.9 million, compared with revenues of approximately $7.4 million in the third quarter of the previous fiscal year. Same-store sales at franchised retail outlets decreased approximately 3.3 percent during the most recent quarter, when compared with the third quarter of the previous fiscal year, in a continuing reflection of the impact of economic recession upon retailing in general, and customer traffic at regional shopping malls in particular.
Retail sales increased 79.6 percent from last year’s third quarter, to $598,200 compared to $333,000 in the same period of FY2009, due to an increase in the average number of Company-owned stores in operation, from 5 in the quarter ended November 30, 2008 to 9 in the quarter ended November 30, 2009. Same-store retail sales decreased 0.5% in the most recent quarter, when compared with the same period in the prior year.
Total factory product sales declined 10.6 percent from last year’s third quarter, primarily due to a 4 percent decrease in same-store pounds purchased by franchisees, a 19.9 percent decrease in product sales to customers outside the Company’s system of franchised retail stores, and a 0.9 percent decrease in the average number of franchised stores in operation. The Company believes the decrease in same-store pounds purchased is due to a number of factors, including uncertainty among franchisees regarding the general economy approaching the key holiday sales season and a product mix shift from factory products towards products made in the stores operated by franchisees. The trend in purchases of factory products improved in the month of December, relative to the third quarter, with same-store pounds purchased by franchisees increasing 7.9 percent in December 2009 when compared with December 2008. Sales of all franchised and Company-owned stores decreased 3.2 percent to approximately $24.4 million in third quarter, compared with approximately $25.2 million in the corresponding prior-year quarter.
Net income for the quarter ended November 30, 2009 decreased 10.9 percent to $749,963, compared with $842,004 in the corresponding prior-year period. Basic and diluted earnings per share decreased 14.3 percent to $0.12 versus $0.14 in the quarter ended November 30, 2008.
“The 7.6 percent decrease in third quarter revenues was primarily due to the widely-reported declines in customer traffic that regional shopping malls recorded during calendar 2009, along with a tendency for franchisees to emphasize store-made products over factory-made products during periods of economic uncertainty,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “However, the 3.3 percent decline in third quarter same-store sales was not as great as in the previous three quarters. Furthermore, based upon a sampling of franchised store performance, it appears that same-store sales were up modestly during the month of December, when compared with the same prior-year month. While we cannot be certain that this reflects a sustainable turnaround in sales trends, the December performance represents a significant improvement from the two previous Decembers (FY2009 and FY2008), which witnessed same-store sales declines of approximately 15 percent and 7 percent, respectively.
“Franchisees and licensees opened 7 new stores during the most recent quarter, compared with 11 new franchised store openings in last fiscal year’s third quarter, resulting in a 74.6 percent decline in franchise fees to $31,500 compared with $124,000 in the prior-year period,” continued Merryman. “During the first nine months of the fiscal year, franchisees opened 20 new stores, including 9 Cold Stone Creamery co-branded locations. We increased the number of Company-operated stores by 2 in the third quarter, and another 2 franchised stores opened in December. With an additional 7 to 9 new stores scheduled to come on line in January and February, we now expect 31 to 33 new store openings for the fiscal year ending February 28, 2010, which is consistent with our previously stated goal of 30 to 40 store openings. Based upon currently available information, we anticipate that 8 to 12 new stores will open in the first quarter of Fiscal 2011.”
“During Fiscal 2010, we have continued to evaluate a store model that is appropriate for smaller cities, as we believe significant growth potential exists if an attractive return on investment can be achieved by our franchisees in such markets,” added Merryman. “In addition, we have continued to devote considerable resources to our co-branding relationship with Cold Stone Creamery that was announced in the second half of Fiscal 2009. To date, 13 stores have been co-branded with both the Rocky Mountain Chocolate Factory and Cold Stone Creamery brands, and we expect another 6 co-branded locations to come on line before the end of February. In general, the sales performance of the co-branded stores has been encouraging, and we currently expect a significant increase in the number of co-branded store openings and conversions during the next fiscal year. Since retail demand for ice cream peaks in the summer and demand for gourmet chocolates peaks during the winter holiday season, we believe these co-branded stores will provide customers more reasons to patronize our stores on a year-round basis.”
For the nine months ended November 30, 2009, total revenues declined 5.6 percent to approximately $19.6 million, versus revenues of approximately $20.8 million in the first nine months of the prior year. Same-store sales at franchised locations decreased approximately 4.5 percent during the first nine months of FY2010, when compared with the corresponding period of the previous fiscal year. Growth in retail sales of 50.7 percent to $1,774,700 in the nine months ended November 30, 2009, versus $1,177,900 in the year-earlier period, primarily resulted from an increase in the average number of Company-owned stores in operation from 5 in the nine months ended November 30, 2008 to 7 in the nine months ended November 30, 2009. Product shipments to customers outside the Company’s system of franchised retail stores declined 1.2 percent, while same-store pounds of products purchased from the Company’s factory by franchisees decreased approximately 5.0 percent. Sales of all franchised and Company-owned stores decreased 5.4 percent to approximately $77.8 million in the first nine months of FY2010, compared with approximately $82.2 million in the corresponding prior-year period.
Net income during the nine months ended November 30, 2009 declined 11.2 percent to $2,380,039, when compared with $2,678,919 in the first nine months of FY2009. Basic earnings per share declined 11.1 percent to $0.40, versus $0.45 in the nine months ended November 30, 2009, while diluted earnings per share declined 13.6 percent to $0.38, compared with $0.44 in the corresponding period of the previous year.
“While Rocky Mountain Chocolate Factory has not escaped the economic impact of the worst recession in the past half-century, we believe that our robust business model has served our shareholders well during the first nine months of Fiscal 2010,” noted Frank Crail, Chief Executive Officer of the Company. “Our year-to-date declines in revenue and net income have been modest, particularly when compared with many retailers that have a significant presence in regional mall environments, and we have maintained the integrity of our balance sheet while providing shareholders with an attractive cash dividend yield. Finally, we are pleased to note that RMCF’s common stock, which is traded on the Nasdaq Global Market, rose approximately 53 percent in price during calendar 2009, compared with an increase of 19 percent in the Dow-Jones Industrial Average. We look forward to an economic recovery that will hopefully develop in Fiscal 2011 and remain confident in the long-term value that we can deliver to our franchisees and shareholders.”
During the third quarter of Fiscal 2010, franchisees and licensees opened new stores, including Cold Stone Creamery co-branded conversions, in Laval, Quebec; Stillwater, Oklahoma; Waterloo, Ontario; Citrus Heights, California; Cortez, Colorado; Modesto, California; and St. Joseph, Missouri. Two Company-owned stores also opened in Albuquerque, New Mexico and Laughlin, Nevada. A complete list of stores is available on the Company’s website at www.RMCF.com.
On December 11, 2009, the Company paid a quarterly cash dividend of $0.10 per share to shareholders of record November 30, 2009.
The Company will host a conference call today, January 7, 2010, at 4:15 p.m. EST to discuss third quarter and nine-month operating results, along with other topics of interest. To access the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 EST and ask to be connected to the “Rocky Mountain Chocolate Factory conference call”. A replay of the call will be available through January 14, 2010 at 5:00 p.m. EST by dialing 877-344-7529 (international/local callers dial 412-317-0088) and entering the conference I.D. #436787.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 339 stores in 36 states, Canada, and the United Arab Emirates. The Company’s common stock is listed on Nasdaq under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding anticipated new store openings and new and/or converted co-branded stores, and increased year-round customer traffic at our co-branded stores. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s agreement with Cold Stone Creamery Brands to open co-branded stores, including but not limited to new store openings and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened
	during the nine
	months ended	Stores open as of
	November 30, 2009	November 30, 2009

United States:
Franchised Stores	6	266
Company-owned Stores	2	9
Cold Stone Creamery	9	13
International Licensed Stores	5	48

Total	22	336

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2009	2008	2009	2008
Revenues
Factory sales	$5,135	$5,747	74.6%	77.2%
Royalty and marketing fees	1,116	1,240	16.2%	16.6%
Franchise fees	31	124	0.5%	1.7%
Retail sales	599	333	8.7%	4.5%
Total revenues	6,881	7,444	100.0%	100.0%

Costs and Expenses
Cost of sales	3,742	4,182	54.4%	56.2%
Franchise costs	377	436	5.5%	5.8%
Sales and marketing	358	384	5.2%	5.2%
General and administrative	572	633	8.3%	8.5%
Retail operating	459	266	6.7%	3.6%
Depreciation and amortization	174	189	2.5%	2.5%

Total costs and expenses	5,682	6,090	82.6%	81.8%

Income from Operations	1,199	1,354	17.4%	18.2%

Other Income (Expense)
Interest expense	—	(6)	0.0%	(0.1%)
Interest income	7	4	0.1%	0.1%
Other, net	7	(2)	0.1%	0.0%

Income Before Income Taxes	1,206	1,352	17.5%	18.2%

Provision for Income Taxes	456	510	6.6%	6.9%

Net Income	$750	$842	10.9%	11.3%

Basic Earnings per Common Share	$0.12	$0.14

Diluted Earnings per Common Share	$0.12	$0.14

Weighted Average Common Shares Outstanding	6,025,938	5,985,454
Dilutive Effect of Stock Options	196,913	210,391
Weighted Average Common Shares Outstanding, Assuming Dilution	6,222,851	6,195,845

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2009	2008	2009	2008
Revenues
Factory sales	$13,943	$15,026	71.0%	72.3%
Royalty and marketing fees	3,834	4,192	19.5%	20.1%
Franchise fees	85	398	0.5%	1.9%
Retail sales	1,775	1,178	9.0%	5.7%
Total revenues	19,637	20,794	100.0%	100.0%

Costs and Expenses
Cost of sales	10,208	10,981	52.0%	52.8%
Franchise costs	1,149	1,254	5.9%	6.0%
Sales and marketing	1,035	1,090	5.3%	5.3%
General and administrative	1,775	1,858	9.0%	8.9%
Retail operating	1,167	713	5.9%	3.4%
Depreciation and amortization	529	581	2.7%	2.8%

Total costs and expenses	15,863	16,477	80.8%	79.2%

Income from Operations	3,774	4,317	19.2%	20.8%

Other Income (Expense)
Interest expense	—	(14)	0.0%	(0.1%)
Interest income	19	17	0.1%	0.1%
Other, net	19	3	0.1%	0.0%

Income Before Income Taxes	3,793	4,320	19.3%	20.8%

Provision for Income Taxes	1,413	1,641	7.2%	7.9%

Net Income	$2,380	$2,679	12.1%	12.9%

Basic Earnings per Common Share	$0.40	$0.45

Diluted Earnings per Common Share	$0.38	$0.44

Weighted Average Common Shares Outstanding	6,008,099	5,983,933
Dilutive Effect of Stock Options	199,770	164,485
Weighted Average Common Shares Outstanding, Assuming Dilution	6,207,869	6,148,418
SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2009	February 28, 2009
		(audited)
Current Assets	$11,037	$10,142
Total assets	$17,823	$16,841
Current Liabilities	$2,904	$2,771
Stockholders’ Equity	$14,054	$13,242